Exhibit 99.1

Contacts: Martha Guerra-Kattou (305) 715-5141 MGuerra@uscentury.com Aymee Zubizarreta, MBA (305) 799-0750 AZubizarreta@chemistryagency.com

USCB Financial Holdings, Inc. Elects Ramon A. Rodriguez, CPA to its Board of Directors

Miami, FL – February 22, 2022 – USCB Financial Holdings, Inc. (NASDAQ: USCB) and its subsidiary, U.S. Century Bank, announced today that Ramon A. Rodriguez, CPA has been elected as an independent director of both the holding company and the bank.

Mr. Rodriguez, a well-respected Certified Public Accountant in Florida with decades of experience, currently serves as Chairman and CEO of Cable Insurance, a property and casualty insurer dedicated to the commercial automotive market. Previously, he was CEO of Madsen Sapp Mena Rodriguez & Co. from 1971 until he retired from public accounting in 2009. Mr. Rodriguez was a founder and board member of DME Corporation, a manufacturing company in the defense and aerospace sector, from 1975 to 2009. He also served on the board of Republic Services, Inc., a solid waste company listed on the NYSE, from 1999 to 2020 and is a past chairman of the board.

Mr. Rodriguez’s election demonstrates the company’s steadfast commitment to bringing to the board uniquely qualified individuals from diverse backgrounds to serve its shareholders, customers, and community.

“We are extremely fortunate to have a board that is comprised of highly experienced business and community leaders that embody the spirit of South Florida. Ray’s proven talent as an industry leader in the fields of Accounting and Insurance will be a strong addition to our board,” said Luis de la Aguilera, President and CEO.

"I am pleased to serve on the Board of such a community-centric financial institution with strong governance and leadership, and to contribute to its continued success and reputation," said Rodriguez.

Mr. Rodriguez also has extensive experience serving his community through numerous civic organizations including PBS (nationally and locally), United Way, Community Foundation of Broward County, Broward Performing Arts Center, Holy Cross Hospital, and Baptist Health Medical Group. He also served his profession as President of the Florida Institute of Certified Public Accountants, Chairman of the Florida Board of Accountancy, and as a member of the Council of the American Institute of Certified Public Accountants.

Mr. Rodriguez earned a Bachelor of Science degree in Accounting from Florida Atlantic University and completed the Owner/President Management Program at Harvard Business School.

About USCB Financial Holdings, Inc. and U.S. Century Bank

USCB Financial Holdings, Inc., is a bank holding company that operates primarily through its wholly owned subsidiary, U.S. Century Bank. Established in 2002, U.S. Century Bank is one of the largest community banks headquartered in Miami, and one of the largest community banks in the state. U.S. Century Bank is rated 5-star by BauerFinancial, the nation’s leading independent bank rating firm. U.S. Century Bank offers customers a wide range of financial products and services. U.S. Century Bank has received awards and accolades from numerous organizations for its philanthropic support and leadership, including the Beacon Council, Greater Miami Chamber of Commerce, South Florida Hispanic Chamber of Commerce and others. For more information or to find a U.S. Century Bank banking center near you, please call (305) 715-5200 or visit www.uscentury.com.